National Holdings Corporation Announces Departure of Mark Goldwasser

NEW YORK, June 29, 2016 - National Holdings Corporation (NASDAQ: NHLD) ("National Holdings" or the "Company"), a full-service investment banking and asset management firm, today announced that Mark Goldwasser, President of National Holdings Corporation, has informed the Board that he does not intend to the accept the extension of his contract on its present terms that he was offered by the Board and consequently will be leaving the Company as of June 30, 2016.
Mr. Goldwasser joined National Holdings in June 2000 and has served in various senior management roles at the Company and its subsidiaries since that time.
“Goldie has been a valuable member of the Company’s leadership over the course of his tenure here and we certainly wish him well in his future endeavors,” said Robert Fagenson, Executive Chairman and Chief Executive Officer of National Holdings Corporation. “Various members of our team, together with myself, will be assuming Goldie’s titles and responsibilities on an interim basis while we make well considered decisions on which members of our deep management bench will fill these roles going forward for the longer term.”
“After careful thought and consideration, I have concluded that it is time for me to leave National after 14 years, so Thursday, June 30, 2016 will be my last day at the company,” said Mr. Goldwasser. “National has grown incredibly over the past 14 years and I feel good about having played a role in that success. I wish Fortress and their team the best and hope that National goes from strength to strength. I will be available to assist in the transition. Above all, I want to thank the countless people that worked with me all these years and all the friends I have made at the company.”
About National Holdings Corporation
National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, registered reps, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company’s National Securities subsidiary was founded in 1947. National was organized in 1999 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.